Exhibit 99.1

Helbiz Partners with Lightning eMotors to Deploy Electric Vehicles for Fleet Management

Underscores Helbiz’s ongoing commitment to reducing its CO2 emissions

NEW YORK, NY, July 30, 2021 – Helbiz, a global leader in micro-mobility that is the business combination target of GreenVision Acquisition Corp. (Nasdaq: GRNV), today announced that they are exploring the electrification of their fleet with Lightning eMotors, a leading manufacturer of commercial electric vehicles for enterprise fleets. Following the completion of the current pilot program, Helbiz plans to deploy Lightning Electric Ford Transit 350HD vans throughout Miami and Washington D.C. to manage its intra-urban operations. These zero-emission electric vehicles will replace the existing gas-powered vehicles that are used to pick up, transport and drop off Helbiz electric scooters and bikes across each city.

“Helbiz’s mission is sustainability, and we need to make sure that principle is woven through every part of our business - from the physical scooters to the vehicles that support them,” said Giulio Profumo, CFO of Helbiz. “We are thrilled to partner with Lightning eMotors as it marks another milestone in meeting our goal of reaching net-zero emission target by 2022.”

Helbiz and Lightning eMotors are bound by their shared mission to create greener cities and their commitment to providing sustainable offerings to its customers. The new vehicles will run entirely on electric power and are capable of achieving 61 MPGe, compared to 13 MPG for gas-powered vans. They also include Lightning eMotors’ proprietary telematics and analytics software, which will aid with route optimization and vehicle efficiencies, providing additional support for the drivers.

“Helbiz provides powerful micro-mobility solutions for urban areas,” said Kash Sethi, chief revenue officer of Lightning eMotors. “Their e-bikes and e-scooters are perfect for small trips, are affordable, accessible and easy to use. Not only is the electrification of its transport vans a major part of their sustainability efforts, but these specialty vehicles are quieter, easier to drive, and less expensive to operate than the previous gasoline vans they used.”

The vehicles being deployed by Helbiz are Lightning eMotors’ Class 3 cargo vans with 86kWh of battery capacity and a proven range of 120-plus miles, offering peak power of 160 kW (equivalent 215 horsepower), and a torque rating of 994 Nm (733 lb-ft). Lightning eMotors cargo vans are available in other specialty configurations, including passenger vans, cargo vans, ambulances, school buses and RVs. Assembly of the vehicles is performed at Lightning eMotors’ Loveland, Colorado facility.

Looking ahead, Helbiz plans to deploy Lightning eMotors’ vans throughout each city in the United States in which it operates.

About Lightning eMotors

Lightning eMotors has been providing specialized and sustainable fleet solutions since 2009, deploying complete zero-emission-vehicle (ZEV) solutions for commercial fleets since 2018 – including Class 3 cargo and passenger vans, Class 4 and 5 cargo vans and shuttle buses, Class 6 work trucks, school buses, Class 7 city buses, and Class A motor coaches. The Lightning eMotors’ team designs, engineers, customizes, and manufactures zero-emission vehicles to support the wide array of fleet customer needs including school buses and ambulances, with a full suite of control software, telematics, analytics and charging solutions to simplify the buying and ownership experience and maximize uptime and energy efficiency. To learn more, visit https://lightningemotors.com.

ABOUT HELBIZ

Helbiz is a global leader in micro-mobility services. Launched in 2016 and headquartered in New York City, the company operates e-scooters, e-bicycles and e-mopeds in nearly 30 cities around the world including Washington, D.C., Alexandria, Arlington, Miami, Milan and Rome. Helbiz utilizes a customized, proprietary fleet management platform, artificial intelligence and environmental mapping to optimize operations and business sustainability. In Q1 2021, Helbiz Inc announced a merger with SPAC GreenVision Acquisition Corp. (Nasdaq: GRNV), which will result in it becoming the first micro-mobility company listed on NASDAQ when the business combination is completed, which is expected to occur in August 2021.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from the Company’s or GreenVision’s expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the ability of the Company to meet Nasdaq listing standards following the transaction and in connection with the consummation thereof; (iii) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of the Company or the stockholders of GreenVision or other reasons; (iv) the failure to meet the minimum cash requirements of the Merger Agreement due to GreenVision stockholder redemptions and the failure to obtain replacement financing; (v) the failure to meet projected development and production targets; (vi) costs related to the proposed transaction; (vii) changes in applicable laws or regulations; (viii) the ability of the combined company to meet its financial and strategic goals, due to, among other things, competition, the ability of the combined company to pursue a growth strategy and manage growth profitability; (ix) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (x) the effect of the COVID-19 pandemic on the Company and GreenVision and their ability to consummate the transaction; and (xi) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. Additional information concerning these and other factors that may impact the Company’s expectations and projections can be found in GreenVision’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and amended on May 21, 2021. GreenVision's SEC filings are available publicly on the SEC's website at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to GreenVision and Helbiz and speaks only as of the date on which it is made. GreenVision and Helbiz undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Additional Information about the Transaction and Where to Find It

In connection with the proposed business combination, GreenVision has filed a definitive proxy statement with the SEC on July 26, 2021 and has mailed the definitive proxy statements to its stockholders as of the record date established for voting on the business combination. Additionally, GreenVision will file other relevant materials with the SEC in connection with the business combination. Copies of the definitive proxy statement and other materials may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of GreenVision are urged to read the definitive proxy statement and other relevant materials filed in connection with the proposed business combination before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release. GreenVision’s stockholders may also obtain a copy of the definitive proxy statement as well as other documents filed with the SEC by GreenVision, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: GreenVision Acquisition Corp., 8 The Green, Suite #4966, Dover, DE 19901, Attention: Chief Financial Officer, Tel. (302 289-8280).

Participants in Solicitation

GreenVision and its directors and officers may be deemed participants in the solicitation of proxies of GreenVision’s shareholders in connection with the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in GreenVision is contained in the definitive proxy statement with respect to the proposed business combination filed on July 26, 2021 with the SEC, and in GreenVision’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as subsequently amended, which was filed with the SEC. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of GreenVision’s executive officers and directors in the solicitation by reading GreenVision’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as amended, and the definitive proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of GreenVision’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, is set forth in the definitive proxy statement relating to the business combination.

Helbiz and its officers and directors may also be deemed participants in such solicitation. A list of the names of such directors and executive officers and information regarding their interests in the business combination are set forth in the definitive proxy statement for the business combination which was filed with the SEC on July 26, 2021. This document can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Helbiz Contacts

For investor and media inquiries, contact:

Global Head of Communications:

Davide D’Amico - tel. +39 335 7715011 email: davide.damico@helbiz.com

PR and Communication Manager:

Chiara Garbuglia - +39 335 7388163 email: chiara.garbuglia@helbiz.com

Regions

USA

The Blueshirt Group

Gary Dvorchak, CFA - Phone: +1 (323) 240-5796 - email: gary@blueshirtgroup.com

Agent of Change

Marcy Simon - Phone: +1 (917) 833-3392 - Email: marcy@agentofchange.com

EUROPE

Helbiz Investor Relations: investor.relations@helbiz.com